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                                                                   EXHIBIT 10.25



August 19, 1997




Mr. Gary D. Francis
Storage Technology Corporation
2270 South 88th Street
Louisville, Colorado 80028-5232

Dear Gary:

In connection with your accepting employment as Vice President and General Manager of the Nearline Business Group ("VPNBG"), Storage Technology Corporation (the "Company") agrees that you will be entitled to receive severance payments upon the terms and conditions set forth hereinbelow. If, during your employment as VPNBG, the Company elects to terminate your employment without "Cause" (as that term is defined below), you shall be entitled to receive, as a severance payment, an amount equal to the sum of (i) 100% of your then-current annual base salary plus (ii) 100% of your then-current, on-plan bonus potential percentage under the Company's MBO Program for the year of termination; provided, that it is determined that the applicable MBO targets have been achieved and payments under such MBO Program are generally paid to all other eligible participants. The Company will pay you in cash, in a lump sum the amount referenced in item
(i) above, within thirty days after your date of termination of employment with the Company. The Company will pay you the amount referenced in item (ii) above, at the same time and in the same manner as MBO bonus payments are generally made to all other eligible participants in such MBO Program.

As used in this letter the term "Cause" shall mean any of the following: (i) willful breach by you of any provisions of this agreement or any other written agreement between you and the Company; (ii) gross negligence or dishonesty in the performance of your duties hereunder; (iii) engaging in conduct or activities or holding any position that materially conflicts with the interest of, or materially interferes with your duties owed to, the Company; (iv) engaging in conduct that is materially detrimental to the business of the Company; or (v) any intentional violation of the Company's policies applicable to employees of your position with the Company.


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The terms set forth in this agreement supersede and replace in their entirety the termination without cause and severance terms described in the Company's correspondence to you dated July 22, 1997. This agreement shall in no way be deemed a commitment by you or the Company to change the nature of your employment to other than "at will employment" under applicable law.

Please indicate your acceptance of this agreement by signing both copies of this letter below. Retain one copy of this agreement for your records and return the other copy to the Company, to the attention of Lizbeth Stenmark, using the enclosed envelope.

                                                     Very truly yours,



                                                     /s/  Laurie N. Dodd
                                                     ---------------------------
                                                     Laurie N. Dodd
                                                     Corporate Vice President
                                                     Human Resource Development









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Accepted and Agreed:

   /s/  Gary D. Francis
-----------------------
Gary D. Francis

cc: Mike Halbmaier
      Dwight Seeley